Exhibit 10.28

TOLL BROTHERS, INC.
2019 OMNIBUS INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AWARD

THIS NON-QUALIFIED STOCK OPTION AWARD (the “Agreement”) is made as of [_____] (the “Effective Date”) by TOLL BROTHERS, INC., a Delaware corporation (the “Company”) under the Toll Brothers, Inc. 2019 Omnibus Incentive Plan (the “Plan”), to [_____] (the “Optionee”). All capitalized terms contained in this Agreement shall have the meaning set forth in the Plan unless otherwise defined herein.
W I T N E S S E T H :
1.    Grant. As of the Effective Date, the Company granted to the Optionee an option (the “Option”) to purchase on the terms and conditions hereinafter set forth all or any part of an aggregate of [_____]shares of the Company’s Common Stock, par value $0.01 per share, (the “Option Shares”), at the purchase price of $[_____] per share (the “Exercise Price”). Subject to Paragraph 2 below, the Optionee shall have the cumulative right to exercise the Option, and the Option is only exercisable, with respect to [_____]% of the Option Shares on or after each of the first four anniversary dates of the Effective Date.
The Committee may, in its sole discretion, accelerate the date on which the Optionee may purchase Option Shares.
2.    Term. (a) The Option granted hereunder shall expire in all events at 5:00 p.m. (local Philadelphia, Pennsylvania time) on [_____], unless sooner terminated as provided below.
(b)Retirement. If, at a time when the Optionee could not have been terminated for Cause, the Optionee voluntarily terminates his or her employment with the Company and its Affiliates on or after the attainment of either (i) age 58 and following the completion of at least ten years of service to the Company or any of its Affiliates or (ii) age 62 following the completion of at least five years of service to the Company or any of its Affiliates (“Retirement”), then the Option shall continue to vest pursuant to the vesting schedule set forth in Paragraph 1 of this Agreement and shall continue to be exercisable as set forth in Paragraph 2(a).
(c)Disability or Death. If, at a time when the Optionee could not have been terminated for Cause, the Optionee terminates his or her employment with the Company and its Affiliates due to Optionee’s death or Disability, then the Option shall immediately become exercisable and shall continue to be exercisable as set forth in Paragraph 2(a).
(d)Change in Control. In the event that the Optionee’s employment with the Company and its Affiliates is terminated under circumstances that would meet the definition of a “Change in Control Covered Termination” under the Company’s Executive Severance Plan in effect on the Date of Grant (regardless of whether Optionee is eligible for benefits under the Executive Severance Plan), then the Option shall immediately become exercisable and shall continue to be exercisable as set forth in Paragraph 2(a).
(e)Termination for Cause. The Option shall immediately terminate upon termination of the Optionee’s employment with the Company and its Affiliates if the Optionee is terminated from employment and the Committee (or, with respect to any Optionee who is not an “officer” as defined for purposes of Section 16 of the Exchange Act, as amended, its designee) determines that the Optionee was dismissed for Cause. In addition to the immediate termination of the Option, if the Optionee is determined to have been dismissed for Cause, the Optionee shall automatically forfeit all Option Shares that the Company has not yet delivered upon refund by the Company of the Exercise Price for such Option Shares.

(f)Voluntary Termination or Dismissal Without Cause. Except as otherwise set forth in this Paragraph 2, the Option shall terminate upon the earlier of the termination date set forth in Paragraph 2(a) and 90 days after the Optionee’s employment with the Company and its Affiliates is terminated by reason of (i) Optionee’s voluntary termination or (ii) dismissal without Cause. During such 90-day period the Optionee may purchase any remaining Option Shares which could have been purchased on the date Optionee’s employment terminated but may not purchase any Option Shares which would otherwise first become purchasable during such 90-day period.
3.    Blackout Periods. The Committee reserves the right to suspend or limit the Optionee’s rights to exercise and sell shares acquired through the exercise of options to comply with the Company’s Insider Trading Policy, any applicable law, or at any other times that it deems appropriate.
4.    General Rules. To the extent otherwise exercisable, this Option may be exercised in whole or in part except that this Option may in no event be exercised (i) with respect to fractional shares or (ii) after the expiration of the Option term for any reason under Paragraph 2 hereof.
5.    Transfers.     Except as otherwise provided herein or in any separate provisions applicable to this Option, the Option is transferable by the Optionee only by will or pursuant to the laws of descent and distribution in the event of the Optionee’s death, in which event the Option may be exercised by the heirs or legal representatives of the Optionee. Notwithstanding the foregoing, a Non-qualified Stock Option may be transferred pursuant to the terms of a “qualified domestic relations order,” within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended. Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect. Any exercise of the Option by a person other than the Optionee shall be accompanied by appropriate proofs of the right of such person to exercise the Option.
6.    Method of Exercise and Payment.
(a)    Method of Exercise. The Option may be exercised by written notice to the Company specifying the number of Option Shares to be purchased or by any other means permitted by the Committee. The notice shall be accompanied by payment of the aggregate Exercise Price of the Option Shares being purchased. Such exercise shall be effective upon the actual receipt by the Company of such notice and payment. For these purposes, the Optionee shall be deemed to have made the payment required for exercise of the Option at such time as it is determined that satisfactory arrangements have been made to ensure payment of all amounts as are required to be paid by Optionee in connection with the exercise of the Option.
(b)    Medium of Payment. An Optionee may pay for Option Shares, and the amount of any tax withholding required under Paragraph 6(c) below, (i) in cash, (ii) by certified check payable to the order of the Company (iii) by means of arranging through a broker designated by the Company to have the broker remit sufficient proceeds from the sale of such shares, (iv) by means of a net issuance (as described below), (v) by a combination of the foregoing, or (vi) by such other method as the Committee may determine to be appropriate from time to time.
The Optionee may arrange for exercise of an Option and payment of the Exercise Price by means of a net issuance of shares as described below, provided, however, that exercise by means of a net issuance shall be permitted only as follows: (x) if the Optionee is an officer (as defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended) at the time of exercise, then a net issuance must be approved in advance by the Committee, and (y) if the Optionee is not an officer (as defined for purposes of Section 16 of the Securities Exchange Act of 1934, as amended) at the time of exercise, then a net issuance must be approved in advance by the Committee or, if and to the extent the Committee so determines, the Company’s General Counsel or other officer of the Company. If a net issuance of shares is so approved and the Optionee chooses to exercise in that manner, the exercise of the Option shall be treated as follows: Upon notice of exercise, the Optionee shall be deemed, as of the date of exercise, to have received all of the shares of Common Stock subject to the Option (or such portion of such shares as corresponds to the portion of the Option being exercised), and shall simultaneously be deemed to have delivered back to the Company that number of such shares as have a fair market value (determined as of the date of exercise) equal to the Exercise Price required to be paid on exercise of the Option (or portion being exercised) and any additional amounts required to be paid by the Optionee in connection with the exercise of the Option.
(c)    Withholding. In addition to payment of the Exercise Price for the Option Shares being purchased, as a condition to the issuance of Option Shares and the delivery of any such Option Shares, the Optionee shall be required to remit to the Company an amount sufficient to satisfy any federal, state and/or local tax withholding requirements arising in connection with the exercise of the Option. If the Company for any reason does not require the Optionee to make a payment sufficient to satisfy such withholding requirements, any tax withholding payments made by the Company or any Affiliate to any federal, state or local tax authority with respect to the exercise of the Option shall constitute a personal obligation of the Optionee to the Company, payable upon demand or, at the option of the Company, by deduction from future compensation payable to the Optionee. In addition, at the request of the Optionee, with consent of the Committee (which may be unreasonably withheld), or to the extent it is determined by the Committee to be necessary or appropriate in connection with any applicable federal, state or local tax withholding obligations, the Company may withhold a portion of the Option Shares that would otherwise be issuable to the Optionee on the exercise of the Option. In such event, the portion of the withholding obligation thus satisfied shall be equal to the fair market value of the Option Shares so withheld determined as of the date the Option is exercised.
7.    Adjustments on Changes in Common Stock. The Option is granted subject to the provisions of Section 11 of the Plan.
8.    Legal Requirements. If the listing, registration or qualification of the Option Shares upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the purchase of such Option Shares, the Company shall not be obligated to issue or deliver the Option Shares as to which the Option has been exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained. If registration is considered unnecessary by the Company or its counsel, the Company may cause a legend to be placed on the Option Shares being issued calling attention to the fact that they have been acquired for investment and have not been registered. The Committee may from time to time impose any other conditions on the Option Shares it deems necessary or advisable to ensure that Option Shares are issued and resold in compliance with the Securities Act of 1933, as amended.
9.    Administration. The Option has been granted pursuant to, and is subject to the terms and provisions of, the Plan. All questions of interpretation and application of the Plan and the Option shall be determined by the Committee, or its designee, and such determination shall be final, binding and conclusive. The Option shall not be treated as an incentive stock option (as such term is defined in section 422(b) of the Code) for federal income tax purposes.
10.    Notices. Any notice to the Company under this Agreement shall be made in care of the Committee to the office of the General Counsel, at the Company’s main offices. Any notice to be given to the Optionee shall be addressed to the Optionee at the address then appearing on the personnel records of the Company or the Affiliate of the Company by which he is employed, or at such other address as either party hereafter may designate in writing to the other. The Company may provide any notice hereunder through electronic means, including through the Company’s equity plan administrator.
11.    Employment. Nothing herein contained shall affect the right of the Company or any Affiliate to terminate the Optionee’s employment, services, responsibilities, duties, or authority to represent the Company or any Affiliate at any time for any reason whatsoever.
12.    Certain Covenants. In order to induce the Company to enter in this Agreement and grant the Option, Optionee acknowledges and agrees as follows:

(a)     Confidentiality. At all times during the term of Optionee’s employment with the Company or its Affiliates, and at all times thereafter, Optionee shall hold in confidence, and not use, except for the benefit of the Company and its Affiliates, or disclose to any person, firm, corporation, or other entity without written authorization of the Company, any Confidential Information (as defined below) that Optionee obtains or creates. Optionee further agrees not to make copies of such Confidential Information except as authorized by the Company. “Confidential Information” means information that the Company or its Affiliates has or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company or its Affiliates that is not generally known and that the Company wishes to maintain as confidential. Optionee understands that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company or its Affiliates, or to the Company’s or its Affiliate’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s or its Affiliate’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company or its Affiliates on whom Optionee called or with whom Optionee may become acquainted during the term of his or her employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company or its Affiliates either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by Optionee or others who were under confidentiality obligations as to the item or items involved or (ii) any information that Optionee is required to disclose to, or by, any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”); provided, however, that in such event Optionee will give the Company prompt written notice thereof so that the Company or its Affiliate may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions in this Agreement.
(b)    Permitted Disclosure. Nothing in this Agreement shall prohibit or impede Optionee from communicating, cooperating or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Optionee understands that Optionee does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Optionee further understands and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Optionee understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Optionee be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its Affiliates without prior written consent of the Company’s General Counsel or other officer designated by the Company.
(c)    Non-Disparagement. Optionee agrees that during the term of Optionee’s employment with the Company or its Affiliates, and at all times thereafter, Optionee will not make any disparaging or defamatory comments regarding the Company or any of its Affiliates or their respective current or former directors, officers, or employees in any respect or make any comments concerning any aspect of Optionee’s relationship with the Company or any of its Affiliates or any conduct or events which precipitated any termination of Optionee’s employment from the Company or any of its Affiliates. However, Optionee’s obligations under this subparagraph (c) shall not apply to (i) disclosures required by applicable law, regulation, or order of a court or governmental agency or (ii) disclosures or communications described in Section 12(b) of this Agreement or otherwise protected from restriction under applicable law.

(d)    Non-Solicitation. Optionee agrees that during the term of Optionee’s employment with the Company and its Affiliates, and for the one-year period thereafter, Optionee shall not, directly or indirectly for Optionee’s own account or for the account of any other individual or entity, (A) encourage, solicit, or induce, or in any manner attempt to encourage, solicit, or induce, any person employed by, or providing consulting services to, the Company or any of its Affiliates to terminate such person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company or any of its Affiliates, (B) hire any individual who was employed by the Company or any of its Affiliates within the six (6)-month period prior to the date of such hiring, or (C) encourage, solicit, or induce, or in any manner attempt to encourage, solicit, or induce, any current or prospective client, customer, licensee, supplier, or other business relation of the Company or any of its Affiliates, or any such relation that was a client, customer, licensee or other business relation within the prior six (6)-month period, in each case, with whom Optionee transacted business or whose identity became known to Optionee in connection with Optionee’s relationship with, or employment by, the Company or any of its Affiliates, to cease doing business with or reduce the amount of business conducted with the Company or its Affiliates, or in any way interfere with the relationship between any such relation and the Company or any of its Affiliates.
13.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws’ provisions thereof. OPTIONEE IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST OPTIONEE IN RESPECT OF OPTIONEE’S RIGHT OR OBLIGATIONS HEREUNDER.
14.    Acceptance of Terms and Conditions. By physically or electronically acknowledging this Award, Optionee agrees to and acknowledges the following:
(a)    Optionee acknowledges receipt of a copy of the Plan prospectus, included in which is a summary of the terms of the Plan. The summary contained therein is qualified in its entirety by reference to the terms of the Plan, copies of which are available with the Company’s public filings with the United States Securities and Exchange Commission at www.sec.gov, or by oral or written request directed to the Company. Optionee represents that Optionee is familiar with the terms and provisions of the Plan, and hereby accepts the Option, subject to all of the terms and provisions thereof. Optionee agrees to hereby accept as binding, conclusive and final all decisions or interpretations of the Committee, or its designee, upon any questions arising under the Plan or this Agreement.
(b)    Optionee understands and agrees that this Agreement and the Plan constitute a binding agreement between Optionee and the Company and represents the entire understanding between Optionee and the Company regarding the Option, and that any prior agreements, commitments or negotiations concerning the Option are replaced and superseded;
(c)    Optionee acknowledge the authority of the Committee and its designees to administer and interpret the terms and conditions set forth in this Agreement and the Plan; and
(d)    Optionee acknowledges that this Agreement contains restrictions that may impact your Optionee’s ability to take certain actions during and after Optionee’s employment with the Company and that any breach of the covenants contained in this Agreement, including but not limited to those contained in Section 13, may constitute Detrimental Activity as such term is defined in the Plan.